                                                                    EXHIBIT 10.6



                          [DIGITAL IMPACT LETTERHEAD]


May 2, 2000

James Wahlstrom
15981 Grandview Avenue
Monte Sereno, CA  95030

Re:     Employment Agreement

Dear James:

        Digital Impact, Inc. (the "COMPANY") is pleased to offer you the position of Vice President, Worldwide Field Operations on the terms set forth below (the "AGREEMENT") beginning May 4, 2000, pending our completion of a satisfactory review of your references.

        As Vice President, Worldwide Field Operations, your initial responsibilities will be to manage Digital Impact's worldwide sales and services. You will report to me, in my capacity as Chief Executive Officer.

        Your initial annual base salary will be $225,000.00, less applicable payroll deductions and withholdings. As an exempt employee, and officer of the Company, you will be paid on a salary, not hourly basis. Therefore, you will be "exempt" from overtime pay. You will be paid two times per month. Your target bonus for fiscal year 2001 will be 50% of your base salary, subject to achievement of performance goals determined in the sole discretion of the Compensation Committee (the "Committee") of our Board of Directors (the "Board").

        In addition, the Company will also provide you with sick leave, fifteen days of paid vacation time, and medical, dental, and other benefits coverage consistent with Company policy. The Company reserves the right to modify your job duties, compensation and benefits from time to time, as it deems necessary.

        We will recommend to the committee that you be granted a non-qualified stock option under the Company's 1998 Stock Plan covering 175,000 shares of the Company's common stock (the "OPTIONS"). The options will vest over a four-year period with 6.25% of the Options vesting on the date that is three months following your date of hire and the remaining Options vesting in equal monthly installments over the remainder of the four-year vesting period. The per share exercise price of the Options will be, pursuant to the terms of the 1998 Stock Plan, the closing price of the Company's common stock on the date of grant.

        If the Company terminates your employment without Cause (as defined below) within six months following a Change in Control (as defined below), you will receive, as severance, continued payment of your base salary and health care benefits for a period of six months, subject to (i) your execution of a release of claims against the Company in form and substance satisfactory to the Company and (ii) your failure to exercise any release revocation rights available to you under applicable law during any such release revocation period.

        For the purposes of this Agreement, "CAUSE" shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (vi) conduct by you which in the good faith and reasonable determination of the Board demonstrates unacceptable job performance or gross unfitness to serve; provided, that you have had fair notice of the act or condition allegedly constituting Cause and do not substantially cure or mitigate its consequences to the reasonable satisfaction of the Board within 30 days after the Company notifies you in writing of such act or condition.

        For purposes of this Agreement, a "CHANGE IN CONTROL" shall mean: (a) any reorganization, consolidation or merger of the Company in which the Company is not the surviving corporation or pursuant to which shares of the Company's voting stock would be converted into cash, securities or other property, in either case other than a merger of the Company in connection with a re-incorporation transaction or other merger or reorganization transaction as a result of which the holders of the Company's voting stock immediately prior to such transaction have substantially proportionate ownership of voting stock of the surviving corporation or other surviving entity immediately after the transaction; (b) the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (c) approval by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or (d) any "person" (as defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE Act")) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Company's outstanding voting stock; provided, however, that "person" shall not include Institutional Venture Partners, Draper Fisher Jurvetson, Draper Richards or any of their respective affiliates.

        As a Company employee, you will be expected to abide by the Company rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information and, which prohibits, without the Company's express written consent, engagement in any employment or business activity other than for the Company.

        Your employment with the Company is at-will. This means that you may resign your employment at any time simply by notifying the Company. Likewise, the Company may terminate your employment relationship at any time and for any reason whatsoever, with or without cause or advanced notice, simply by notifying you. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer of the Company.

        This Agreement, including the attachments, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

        As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

        To indicate your acceptance of our offer under the terms described above, please sign below and return this letter to Diana Ross, Director of Human Resources, no later than May 3, 2000. We look forward to your favorable reply, and to a productive and enjoyable work relationship.

                                       Very truly yours,

                                       Digital Impact, Inc.


                                       By:  /s/ WILLIAM C. PARK
                                            ------------------------------------
                                            Name:  William C. Park
                                            Title: Chief Executive Officer
Agreed and accepted:

/s/ JAMES WAHLSTROM
------------------------------
James Wahlstrom

Dated:  May 3, 2000